EXHIBIT 99.1






For Immediate Release               For Information Contact: Kenneth L. Bertrand
Date:    May 1, 2003                                              (630) 778-7700




                           ALLIED FIRST BANCORP, INC.
                       ANNOUNCES STOCK REPURCHASE PROGRAM


         NAPERVILLE, ILLINOIS May 1, 2003 - Allied First Bancorp, Inc., the holding company for Allied First Bank, announced its intention today to repurchase up to 50,000 shares or approximately 8% of its outstanding shares of common stock in the open market or in privately negotiated transactions commencing May 5, 2003. These shares will be purchased at prevailing market prices from time to time over a six- month period depending upon market conditions.

         Kenneth L. Bertrand, President and Chief Executive Officer of the Company, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company's subsidiary, Allied First Bank. Mr. Bertrand stated: "We believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our stockholders."

         As of March 31, 2003, the Company had consolidated total assets of $95.7 million, stockholders' equity of $10.4 million and 608,350 outstanding shares of common stock. The Company's stock is traded on the OTC Electronic Bulletin Board under the symbol "AFBA."

         Statements contained in this press release which are not historical in nature are forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, those relating to the repurchase by Allied First Bancorp, Inc. of up to 50,000 shares of its common stock. Such forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. These risks and uncertainties include changing market conditions, changes in the market price of Allied First Bancorp, Inc.'s common stock, lack of adequate funding for stock repurchases, regulatory constraints and other factors as may be identified from time to time in Allied First Bancorp, Inc.'s filings with the Securities and Exchange Commission or in Allied First Bancorp, Inc.'s press releases. Allied First
Bancorp, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.



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